Exhibit 99.1
KIMBALL ELECTRONICS REPORTS Q4 AND FISCAL YEAR 2022 RESULTS WITH RECORD SALES AND STRONG OPERATING MARGIN; COMPANY GUIDES TO ANOTHER RECORD-SETTING YEAR IN FISCAL 2023
•Net sales in the fourth quarter of fiscal 2022 totaled $373.5 million, an all-time quarterly high and up 13% year-over-year, and was adversely impacted by 3% of net sales from foreign currency
•Operating income of $20.6 million, or 5.5% of net sales
•Net income of $9.9 million, or $0.40 per diluted share
•Foreign exchange unfavorably impacted earnings by $0.12 per diluted share in non-operating expense and provision for income taxes

JASPER, Ind., August 4, 2022 (BUSINESS WIRE) -- Kimball Electronics, Inc. (Nasdaq: KE) today announced financial results for the fourth quarter and fiscal year ended June 30, 2022.

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
(Amounts in Thousands, except EPS)	2022	2021	2022	2021
Net Sales	$373,497	$329,125	$1,349,535	$1,291,807
Operating Income	$20,578	$17,079	$52,549	$65,703
Adjusted Operating Income (non-GAAP) (1)	$19,419	$17,972	$49,602	$67,404
Operating Income %	5.5%	5.2%	3.9%	5.1%
Adjusted Operating Income (non-GAAP) %	5.2%	5.5%	3.7%	5.2%
Net Income	$9,938	$14,446	$31,253	$56,791
Adjusted Net Income (non-GAAP) (1)	$9,938	$14,708	$30,203	$56,388
Diluted EPS	$0.40	$0.57	$1.24	$2.24
Adjusted Diluted EPS (non-GAAP) (1)	$0.40	$0.58	$1.20	$2.23
(1) A reconciliation of GAAP and non-GAAP financial measures is included below.

Donald D. Charron, Chairman and Chief Executive Officer, stated, “I am very pleased with Q4 and full year fiscal 2022 results. For the second consecutive quarter, net sales reached an all-time high for the company, and operating income margin exceeded 5%. These results were in-line with the guidance we provided in May, and required the highest levels of partnership across the value chain, including our global organization, our customers, the OEMs, and our suppliers.”

Mr. Charron continued, “In total, fiscal 2022 was very much the bifurcated year we expected, with a strong second half driving annual revenue to record levels. The world continues to experience unprecedented events and circumstances, and the lockdowns associated with China’s zero-tolerance policy on COVID-19 have been a reminder of how unpredictable the current environment can be. Our company is embracing this ever-changing landscape with commitment and resolve, engaging in customer collaboration at levels even higher than our award winning norm. This is contributing to winning new business, and expanding existing programs, that have us poised for growth as we look forward. With a backlog of open orders exceeding $1 billion, our guidance reflects the strength continuing with double-digit sales increases and improving margin rates in fiscal year 2023. We will experience a quarterly step up in performance due to new and existing programs ramping up volumes, steadily improving leverage of our completed facility expansions, and continued easing of global supply chain constraints.”

Fiscal Year 2023 Guidance

•Net sales in the range of $1.6 - $1.7 billion, a 19% - 26% increase year-over-year
•Operating income in the range of 4.6% - 5.2% of net sales
•Capital expenditures in the range of $80 - $100 million, supporting the facility expansion in Poland, new product introductions, and the addition of equipment with leading-edge technologies and capabilities

Fourth Quarter Fiscal 2022 Overview

•Cash flow provided by operating activities of $1.5 million during the fourth quarter of fiscal 2022
•Cash conversion days (“CCD”) for the quarter ended June 30, 2022 were 91 days, up from 64 days in the fourth quarter of fiscal year 2021, driven by an increase in inventory; CCD is calculated as the sum of days sales outstanding plus contract asset days plus production days supply on hand less accounts payable days
•Investments in capital expenditures were $25 million during the quarter
•Returned $4.2 million to Share Owners during the quarter in the form of common stock repurchases
•Cash and cash equivalents of $49.9 million and borrowings outstanding on credit facilities of $180.6 million at June 30, 2022, including $145.0 million classified as long term

Net Sales by Vertical Market for Fiscal 2022:

	Three Months Ended					Fiscal Year Ended
	June 30,					June 30,
(Amounts in Millions)	2022	*	2021	*	Percent Change	2022	*	2021	*	Percent Change
Automotive	$152.4	41%	$141.7	43%	7%	$582.2	43%	$551.5	43%	6%
Medical	114.0	30%	85.1	26%	34%	391.7	29%	384.8	30%	2%
Industrial	88.0	24%	86.7	26%	2%	308.1	23%	293.7	23%	5%
Public Safety	14.4	4%	10.8	3%	33%	50.1	4%	48.1	3%	4%
Other	4.7	1%	4.8	2%	(1)%	17.4	1%	13.7	1%	27%
Total Net Sales	$373.5		$329.1		13%	$1,349.5		$1,291.8		4%

*As a percent of Total Net Sales

–Automotive includes electronic power steering, body controls, automated driver assist systems, and electronic braking systems
–Medical includes sleep therapy and respiratory care, image guided therapy, in vitro diagnostics, drug delivery, AED, and patient monitoring
–Industrial includes climate controls, automation controls, optical inspection, and smart metering
–Public Safety includes thermal imaging, first responder electronics, and security

Fiscal Year 2022 Overview:

•Net sales for fiscal year 2022 totaled $1,349.5 million, an all-time annual high and up 4% year-over-year, and foreign currency had a 1% unfavorable impact on net sales compared to fiscal year 2021
•Cash flow used for operating activities of $83.2 million, primarily driven by an increase in inventory
•Capital expenditures were $75 million, supporting facility expansions in Thailand, Mexico, and Poland
•Returned $9.1 million to Share Owners in the form of common stock repurchases
•Return on invested capital of 7.2%; ROIC is a non-GAAP financial measure, see reconciliation of non-GAAP financial measures

Jana T. Croom, Chief Financial Officer, stated, “Fiscal 2022 was a good year for our company with record results on the top line, and a strong funnel of new business increasing our backlog of open orders. We executed a capital deployment strategy that included investing in future growth with expansions at multiple facilities, returning cash to Share Owners in the form of stock repurchases, and supporting our customers with strategic inventory builds to mitigate parts shortages, even though the increases adversely impacted certain financial metrics including cash flow, CCD, and ROIC. We fully expect improvement in these areas as conditions normalize in the global supply chain.”

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking, including our fiscal year 2023 guidance, under the Private Securities Litigation Reform Act of 1995. The statements may be identified by the use of words such as “expect,” “should,” “goal,” “predict,” “will,” “future,” “optimistic,” “confident,” and “believe.” Undue reliance should not be placed on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. These forward-looking statements are subject to risks and uncertainties including, without limitation, global economic conditions, geopolitical environment and conflicts such as the war in Ukraine, global health emergencies including the COVID-19 pandemic, availability or cost of raw materials and components, foreign exchange rate fluctuations, and our ability to convert new business opportunities into customers and revenue. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the company are contained in its Annual Report on Form 10-K for the year ended June 30, 2021.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. The non-GAAP financial measures contained herein include adjusted operating income, adjusted net income, adjusted diluted EPS, and ROIC. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Reconciliation of Non-GAAP Financial Measures section below. Management believes these measures are useful and allow investors to meaningfully trend, analyze, and benchmark the performance of the company’s core operations. The company’s non-GAAP financial measures are not necessarily comparable to non-GAAP information used by other companies.

About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (Nasdaq: KE) is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Conference Call / Webcast

Date:	August 5, 2022
Time:	10:00 AM Eastern Time
Live Webcast:	investors.kimballelectronics.com/events-and-presentations/events
Dial-In #:	844-200-6205 (other locations - 929-526-1599)
Conference ID:	335447
For those unable to participate in the live webcast, the call will be archived at investors.kimballelectronics.com.
Lasting relationships. Global success.

Financial highlights for the fourth quarter and fiscal year ended June 30, 2022 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except Per Share Data)	June 30, 2022		June 30, 2021
Net Sales	$373,497	100.0%	$329,125	100.0%
Cost of Sales	339,276	90.8%	297,344	90.3%
Gross Profit	34,221	9.2%	31,781	9.7%
Selling and Administrative Expenses	13,643	3.7%	14,357	4.4%
Other General Expense (Income)	—	—%	345	0.1%
Operating Income	20,578	5.5%	17,079	5.2%
Other Income (Expense), net	(5,257)	(1.4)%	446	0.1%
Income Before Taxes on Income	15,321	4.1%	17,525	5.3%
Provision for Income Taxes	5,383	1.4%	3,079	0.9%
Net Income	$9,938	2.7%	$14,446	4.4%

Earnings Per Share of Common Stock:
Basic	$0.40		$0.58
Diluted	$0.40		$0.57

Average Number of Shares Outstanding:
Basic	24,885		25,049
Diluted	24,989		25,232

(Unaudited)	Fiscal Year Ended
(Amounts in Thousands, except Per Share Data)	June 30, 2022		June 30, 2021
Net Sales	$1,349,535	100.0%	$1,291,807	100.0%
Cost of Sales	1,244,933	92.2%	1,173,772	90.9%
Gross Profit	104,602	7.8%	118,035	9.1%
Selling and Administrative Expenses	53,437	4.0%	52,704	4.0%
Other General Expense (Income)	(1,384)	(0.1)%	(372)	—%
Operating Income	52,549	3.9%	65,703	5.1%
Other Income (Expense), net	(8,818)	(0.7)%	4,351	0.3%
Income Before Taxes on Income	43,731	3.2%	70,054	5.4%
Provision for Income Taxes	12,478	0.9%	13,263	1.0%
Net Income	$31,253	2.3%	$56,791	4.4%

Earnings Per Share of Common Stock:
Basic	$1.24		$2.26
Diluted	$1.24		$2.24

Average Number of Shares Outstanding:
Basic	25,115		25,088
Diluted	25,221		25,284

Condensed Consolidated Statements of Cash Flows	Fiscal Year Ended
(Unaudited)	June 30,
(Amounts in Thousands)	2022	2021
Net Cash Flow (used for) provided by Operating Activities	$(83,178)	$130,095
Net Cash Flow used for Investing Activities	(74,798)	(38,796)
Net Cash Flow provided by (used for) Financing Activities	103,741	(53,078)
Effect of Exchange Rate Change on Cash and Cash Equivalents	(2,356)	3,231
Net (Decrease) Increase in Cash and Cash Equivalents	(56,591)	41,452
Cash and Cash Equivalents at Beginning of Period	106,442	64,990
Cash and Cash Equivalents at End of Period	$49,851	$106,442

	(Unaudited)
Condensed Consolidated Balance Sheets	June 30, 2022	June 30, 2021
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$49,851	$106,442
Receivables, net	222,857	203,382
Contract assets	64,080	45,863
Inventories	395,630	200,386
Prepaid expenses and other current assets	28,665	27,320
Property and Equipment, net	206,835	163,251
Goodwill	12,011	12,011
Other Intangible Assets, net	14,707	17,008
Other Assets	41,131	38,398
Total Assets	$1,035,767	$814,061

LIABILITIES AND SHARE OWNERS’ EQUITY
Current portion of borrowings under credit facilities	$35,580	$26,214
Accounts payable	308,617	216,544
Accrued expenses	64,545	58,016
Long-term debt under credit facilities, less current portion	145,000	40,000
Long-term income taxes payable	7,812	8,854
Other	20,242	22,461
Share Owners’ Equity	453,971	441,972
Total Liabilities and Share Owners’ Equity	$1,035,767	$814,061

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except Per Share Data)

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2022	2021	2022	2021
Operating Income, as reported	$20,578	$17,079	$52,549	$65,703
SERP	(1,159)	548	(1,563)	2,073
Legal Settlements (Recovery)	—	345	(1,384)	(372)
Adjusted Operating Income	$19,419	$17,972	$49,602	$67,404

Net Income, as reported	$9,938	$14,446	$31,253	$56,791
Adjustments After Measurement Period on GES Acquisition	—	—	—	(121)
Legal Settlements (Recovery), After-Tax	—	262	(1,050)	(282)
Adjusted Net Income	$9,938	$14,708	$30,203	$56,388

Diluted Earnings per Share, as reported	$0.40	$0.57	$1.24	$2.24
Adjustments After Measurement Period on GES Acquisition	—	—	—	—
Legal Settlements (Recovery)	—	0.01	(0.04)	(0.01)
Adjusted Diluted Earnings per Share	$0.40	$0.58	$1.20	$2.23

Operating Income			$52,549	$65,703
SERP			(1,563)	2,073
Legal Recovery			(1,384)	(372)
Adjusted Operating Income (non-GAAP)			$49,602	$67,404
Tax Effect			14,417	12,844
After-tax Adjusted Operating Income			$35,185	$54,560
Average Invested Capital (1)			$491,252	$415,999
ROIC			7.2%	13.1%
(1) Average invested capital is computed using Share Owners’ equity plus current and non-current debt less cash and cash equivalents averaged for the last five quarters.